                                               Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Historical and Unaudited Pro Forma Financial Data” and “Experts” and to the use of our report dated February 17, 2006, with respect to BPC Holding Corporation in Amendment #2 to the Registration Statement (Form S-4) and related Prospectus of Berry Plastics Holding Corporation for the registration of $750 million of Senior Secured Notes due 2014.

/s/ Ernst & Young LLP

Indianapolis, Indiana
December 21, 2006